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                                                                    Exhibit 10.8

                                 LOAN AGREEMENT

                                 BY AND BETWEEN

                           M&I MARSHALL & ILSLEY BANK

                                       AND

                               COBALT CORPORATION

                           DATED AS OF AUGUST 7, 2002

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
ARTICLE 1       THE LOANS...................................................................................1

    1.1      Revolving Credit Loans.........................................................................1
    1.2      Unused Fee.....................................................................................1
    1.3      Interest.......................................................................................1
    1.4      Interest Options...............................................................................2
    1.5      Notice of Borrowing; Conversion................................................................2
    1.6      Warranty.......................................................................................2
    1.7      Payments.......................................................................................2
    1.8      Use of Proceeds................................................................................3
    1.9      Optional Prepayments...........................................................................3
    1.10     Recordkeeping..................................................................................3
    1.11     Increased Costs................................................................................4
    1.12     Deposits Unavailable or Interest Rate Unascertainable..........................................4
    1.13     Change in Law Rendering LIBOR Loans Unlawful...................................................5
    1.14     Discretion of M&I as to Manner of Funding......................................................5
    1.15     Letters of Credit..............................................................................5

ARTICLE 2       CONDITIONS..................................................................................6

    2.1      General Conditions.............................................................................6
    2.2      Deliveries at Closing..........................................................................6

ARTICLE 3       REPRESENTATIONS AND WARRANTIES..............................................................7

    3.1      Organization and Qualification; Subsidiaries...................................................7
    3.2      Financial Statements...........................................................................8
    3.3      Authorization; Enforceability..................................................................8
    3.4      Absence of Conflicting Obligations.............................................................8
    3.5      Taxes..........................................................................................8
    3.6      Absence of Litigation..........................................................................8
    3.7      Accuracy of Information........................................................................9
    3.8      Title to Property..............................................................................9
    3.9      ERISA..........................................................................................9
    3.10     Fiscal Year....................................................................................9
    3.11     Compliance With Laws...........................................................................9
    3.12     Dump Sites.....................................................................................9
    3.13     Tanks..........................................................................................9
    3.14     Other Environmental Conditions................................................................10
    3.15     Environmental Judgments, Decrees and Orders...................................................10
    3.16     Environmental Permits and Licenses............................................................10
    3.17     Use of Proceeds; Margin Stock.................................................................10
    3.18     Insurance Licenses............................................................................10
    3.19     Reinsurance...................................................................................10
    3.20     Reserves......................................................................................11
    3.21     Surplus Ratio.................................................................................11
    3.22     Dividends.....................................................................................11

ARTICLE 4       NEGATIVE COVENANTS.........................................................................11

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
    4.1      Revolving Credit Loans........................................................................12
    4.2      Liens.........................................................................................12
    4.3      Indebtedness..................................................................................12
    4.4      Consolidation or Merger.......................................................................12
    4.5      Disposition of Assets.........................................................................12
    4.6      Sale and Leaseback............................................................................12
    4.7      Investments...................................................................................12
    4.8      Restricted Payments...........................................................................12
    4.9      Transactions with Affiliates..................................................................12
    4.10     Guarantees....................................................................................13
    4.11     Change in Control.............................................................................13
    4.12     Reinsurance...................................................................................13
    4.13     A.M. Best Rating..............................................................................13

ARTICLE 5       AFFIRMATIVE COVENANTS......................................................................13

    5.1      Payment.......................................................................................13
    5.2      Corporate Existence; Properties; Ownership....................................................13
    5.3      Licenses......................................................................................14
    5.4      Reporting Requirements........................................................................14
    5.5      Taxes.........................................................................................16
    5.6      Inspection of Properties and Records..........................................................16
    5.7      Reference in Financial Statements.............................................................16
    5.8      Compliance with Laws..........................................................................16
    5.9      Compliance with Agreements....................................................................16
    5.10     Notices.......................................................................................16
    5.11     Compcare......................................................................................17
    5.12     Insurance.....................................................................................18
    5.13     New Subsidiaries..............................................................................18
    5.14     Financial Covenants...........................................................................18

ARTICLE 6       REMEDIES...................................................................................19

    6.1      Acceleration..................................................................................19
    6.2      M&I's Right to Cure Default...................................................................19
    6.3      Remedies Not Exclusive........................................................................19
    6.4      Setoff........................................................................................19
    6.5      Cash Collateral...............................................................................20

ARTICLE 7       DEFINITIONS................................................................................20

    7.1      Definitions...................................................................................20
    7.2      Interpretation................................................................................32

ARTICLE 8       MISCELLANEOUS..............................................................................32

    8.1      Expenses and Attorneys' Fees..................................................................32
    8.2      Assignability; Successors.....................................................................32
    8.3      Survival......................................................................................33
    8.4      Governing Law.................................................................................33
    8.5      Counterparts; Headings........................................................................33

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
    8.6      Entire Agreement..............................................................................33
    8.7      Notices.......................................................................................33
    8.8      Amendment.....................................................................................34
    8.9      Taxes.........................................................................................34
    8.10     Severability..................................................................................34
    8.11     Indemnification...............................................................................34
    8.12     Participation.................................................................................34
    8.13     Inconsistent Provisions.......................................................................34
    8.14     WAIVER OF RIGHT TO JURY TRIAL.................................................................34
    8.15     TIME OF ESSENCE...............................................................................35
    8.16     SUBMISSION TO JURISDICTION; SERVICE OF PROCESS................................................35

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                                 LOAN AGREEMENT
     THIS LOAN AGREEMENT is made as of August 7, 2002, by and between M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation ("M&I"), and COBALT CORPORATION, a Wisconsin corporation ("Borrower").

     NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                    ARTICLE 1

                                    THE LOANS

     1.1 REVOLVING CREDIT LOANS. From time to time prior to the Revolving Credit Termination Date and subject to the terms and conditions set forth in this Loan Agreement, M&I agrees to make Revolving Credit Loans to Borrower. The aggregate amount of Revolving Credit Loans outstanding at any one time shall never exceed the Revolving Credit Commitment. Upon request of M&I, Borrower shall confirm in writing the making of any and all Revolving Credit Loans. All Revolving Credit Loans shall be evidenced by the Revolving Credit Note, Borrower being obligated, however, to pay the amount of Revolving Credit Loans actually made (including any over-advances), together with interest on the amount which remains outstanding from time to time. Borrower may borrow, repay and reborrow under this Section 1.1 subject to the terms and conditions of this Loan Agreement. The Revolving Credit Note shall mature on the Revolving Credit Termination Date.

     1.2 UNUSED FEE. As consideration for the Revolving Credit Commitment, the Borrower agrees to pay to M&I on the last Business Day of each quarter prior to the Revolving Credit Termination Date, commencing on September 30, 2002, and on the Revolving Credit Termination Date, an unused fee equal to 0.375% per year on the daily average unused amount of the Revolving Credit Commitment during the preceding quarter or other applicable period.

     1.3 INTEREST. (a) Revolving Credit Loans shall be either LIBOR Loans or Prime Rate Loans as selected by the Borrower in Section 1.5 hereof.

            (b) In the event that any amount of the principal of, or interest on, the Revolving Credit Note is not paid on the date when due (whether at stated maturity, by acceleration or otherwise), the entire principal amount outstanding under the Revolving Credit Note shall bear interest, in addition to the interest otherwise payable under the Revolving Credit Note and to the extent permitted by Law, at the annual rate of two percent (2%) from the day following the due date until all such overdue amounts have been paid in full.

            (c) All interest, the unused fee and other amounts due under this Loan Agreement and the Revolving Credit Note shall be computed for the actual number of days elapsed on the basis of a 360-day year.

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     1.4    INTEREST OPTIONS.

                 (a) PRIME RATE LOANS. The unpaid principal balance of all Prime Rate Loans shall bear interest at the Prime Rate. The interest rate for any outstanding Prime Rate Loans shall change on each day that the Prime Rate changes.

                 (b) LIBOR LOANS. The unpaid principal of all LIBOR Loans shall bear interest at LIBOR quoted on the first Business Day of any calendar month (and such rate shall be the effective interest rate for the entire calendar month) plus the applicable Add-On. The interest rate for any outstanding LIBOR Loans shall change on each day that the applicable Add-On changes and also as of the first day of each calendar month. The LIBOR interest rate established on the first Business Day of any calendar month shall apply to all LIBOR Loans during that calendar month, whether previously advanced or advanced thereafter.

     1.5    NOTICE OF BORROWING: CONVERSION.

                 (a) Each Revolving Credit Loan shall be made on written notice or telephonic notice from an authorized representative of the Borrower to the Person designated by M&I. Such notice shall be given at least one (1) Business Day prior to the day of the requested borrowing date (which must be a Business Day). Each notice shall specify the date and amount of such Revolving Credit Loan. Each new Revolving Credit Loan shall be a LIBOR Loan unless otherwise specified in writing by the Borrower to M&I at least one (1) Business Day in advance of the requested borrowing date. The Revolving Credit Loans shall be all either LIBOR Loans or Prime Rate Loans. Each such notice shall be effective upon receipt, provided that any notice received after 2:00 p.m., Milwaukee time, may be deemed by M&I, in its sole discretion, effective as of the next Business Day. Borrower shall promptly confirm any such telephonic request in writing.

                 (b) Prime Rate Loans shall continue as such unless and until converted into LIBOR Loans or repaid. LIBOR Rate Loans shall continue as such unless and until they are converted into Prime Rate Loans or repaid.

     1.6 WARRANTY. Each notice of borrowing or conversion, and each request for the issuance of a Letter of Credit, shall automatically constitute a warranty by Borrower to M&I that, on the date of the requested date of such borrowing, continuation or conversion: (a) all of the representations and warranties of Borrower contained in this Loan Agreement shall be true and correct on such date as though made on such date; and (b) no Default or Event of Default shall exist on such date.

     1.7 PAYMENTS. (a) The outstanding unpaid principal balance plus all accrued and unpaid interest on the Revolving Credit Loans shall be paid in full on the Revolving Credit Termination Date. In the event that the outstanding principal balance of the Revolving Credit Loans at any time exceeds the Revolving Credit Commitment, Borrower shall immediately pay the amount necessary to reduce such balance to be less than or equal to the then applicable Revolving Credit Commitment.

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            (b)  Interest accrued on the Revolving Credit Loans through the last day of each month (including in the case of the first interest payment, interest accrued from the Closing Date) shall be payable on such last day of the each month, commencing on August 31, 2002 and continuing thereafter until all principal of and accrued interest on the Revolving Credit Loans are repaid in full.

            (c) All payments of principal and interest on account of the Revolving Credit Note and all other payments made pursuant to this Loan Agreement shall be delivered to M&I, 770 North Water Street, Milwaukee, Wisconsin 53202, Attention: Commercial Loan Department or at such other place as M&I or any holder of the Revolving Credit Note shall designate in writing to Borrower, in immediately available funds by 2:00 p.m., Milwaukee time on the date when due, and if received after such time on any day shall be deemed to have been made on the next Business Day. Whenever any payment to be made under this Loan Agreement or under the Revolving Credit Note shall be stated to be due on a day which is not a Business Day, the day for such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of interest. Borrower hereby authorizes M&I to debit its deposit accounts at M&I for all payments of principal and interest due and owing on the Revolving Credit Loans and for all other payments due and owing under this Loan Agreement.

            (d) All payments owed by Borrower to M&I under this Loan Agreement and the Revolving Credit Note shall be made without any counterclaim and free and clear of any restrictions or conditions and free and clear of, and without deduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed on Borrower by any governmental or other authority. If Borrower is compelled by Law to make any such deductions or withholdings it will pay such additional amounts as may be necessary in order that the net amount received by M&I after such deductions or withholding shall equal the amount M&I would have received had no such deductions or withholding been required to be made, and it will provide M&I with evidence satisfactory to M&I that it has paid such deductions or withholdings.

     1.8 USE OF PROCEEDS. Borrower shall use the proceeds of the Loans to (a) repay the outstanding principal balance, if any, of Borrower's promissory note, dated as of December 31, 2001, in the original principal amount of $7,500,000 and payable to the order of M&I, (b) repay certain Indebtedness owing to its Subsidiaries and (c) for working capital and other general corporate purposes.

     1.9 OPTIONAL PREPAYMENTS. Borrower may, from time to time and without premium or penalty, prepay the Revolving Credit Loans in whole or in part.

     1.10 RECORDKEEPING. M&I shall record in its records the date and amount of each Revolving Credit Loan and each repayment of Revolving Credit Loans. The aggregate amounts so recorded shall be rebuttable presumptive evidence of the principal and interest owing and unpaid on the Revolving Credit Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of Borrower under this Loan Agreement or under the Revolving Credit Note to repay the principal amount of the Revolving Credit Loans together with all interest accruing thereon.

                                        3
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     1.11   INCREASED COSTS. If Regulation D of the Board of Governors of the
Federal Reserve System, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by M&I with any request or directive of general application (whether or not having the force of law) or any such authority, central bank or comparable agency:

                 (a) shall subject M&I to any tax, duty or other charge with respect to the Revolving Credit Loans, the Revolving Credit Note, any Letter of Credit or M&I's obligation to make Revolving Credit Loans or issue Letters of Credit, or shall change the basis of taxation of payments to M&I of the principal of or interest on the Revolving Credit Loans or any other amounts due under this Loan Agreement in respect of the Revolving Credit Loans or Letters of Credit or M&I's obligation to make Revolving Credit Loans or issue Letters of Credit (except for changes in the rate of tax on the overall net income of M&I); or

                 (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to this Loan Agreement), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, M&I; or

                 (c) shall affect the amount of capital required or expected to be maintained by M&I or any corporation controlling M&I; or

                 (d) shall impose on M&I any other condition affecting the Revolving Credit Loans, the Revolving Credit Note or the Letters of Credit;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) M&I of making or maintaining any Revolving Credit Loan or issuing Letters of Credit, or to reduce the amount of any sum received or receivable by M&I under this Loan Agreement or under the Revolving Credit Note with respect thereto or with respect to Letters of Credit, then within ten (10) days after demand by M&I (which demand shall be accompanied by a statement setting forth the basis of such demand), Borrower shall pay directly to M&I such additional amount or amounts as will compensate M&I for such increased cost or such reduction. Determinations by M&I for purposes of this Section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining Revolving Credit Loans or issuing Letters of Credit hereunder, or sums receivable by it in respect of Revolving Credit Loans or Letters of Credit, and of the additional amounts required to compensate M&I in respect thereof, shall be conclusive, absent manifest error.

     1.12   DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE.

                 (a) If M&I is advised that deposits in dollars (in the applicable amount) are not being offered to banks in the relevant market for an Interest

                                        4
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            Period, or M&I otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the interbank London Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR; or

                 (b) If lenders similar to M&I have determined that the LIBOR will not adequately and fairly reflect the cost to such lenders of maintaining or funding such LIBOR Loans for an Interest Period, or that the making or funding of such LIBOR Loans has become impracticable as a result of an event occurring after the date of this Loan Agreement which in the opinion of M&I materially affects such LIBOR Loans;

then so long as such circumstances shall continue, M&I shall not be under any obligation to make or continue LIBOR Loans and on the last day of the then-current Interest Period, such LIBOR Loans shall, unless then repaid in full, be converted to Prime Rate Loans.

     1.13 CHANGE IN LAW RENDERING LIBOR LOANS UNLAWFUL. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for M&I to make, maintain or fund LIBOR Loans, then: (a) M&I shall promptly notify Borrower; (b) the obligation of M&I to make or continue LIBOR Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; and (c) on the last day of the current Interest Period for LIBOR Loans (or, in any event, if M&I so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), the LIBOR Loans shall, unless then repaid in full, be converted to Prime Rate Loans.

     1.14 DISCRETION OF M&I AS TO MANNER OF FUNDING. Notwithstanding any provision of this Loan Agreement to the contrary, M&I shall be entitled to fund and maintain its funding of all or any part of the Revolving Credit Loans in any manner it sees fit, provided that no such funding decision on the part of M&I shall affect any interest option election made by Borrower as to any Revolving Credit Loan.

     1.15 LETTERS OF CREDIT. (a) From time to time prior to the Revolving Credit Termination Date, Borrower may request, and M&I may issue, Letters of Credit up to an aggregate undrawn face amount of $30,000,000. The aggregate undrawn face amount of all Letters of Credit shall reduce the amount available for borrowing under the Revolving Credit Commitment. In the event the Borrower does not reimburse M&I in full on the date M&I is required to make a payment with respect to any Letter of Credit, the Borrower shall be deemed to have borrowed, as of the date such payment is made, a Revolving Credit Loan bearing interest at the rate option applicable to other Revolving Credit Loans in an amount equal to the amount drawn under such Letter of Credit which shall be used to satisfy the Borrower's reimbursement obligation with respect to such Letter of Credit. No expiration date of any Letter of Credit shall be beyond the Revolving Credit Termination Date.

            (b) Borrower shall pay to M&I upon issuance of each Letter of Credit all customary fees, commissions and charges as established by M&I and agreed to by Borrower and

                                        5
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execute all letter of credit applications and other agreements as may be required by M&I in connection with the issuance of any letters of credit.

                                   ARTICLE 2

                                   CONDITIONS

     2.1 GENERAL CONDITIONS. The obligation of M&I to make any Revolving Credit Loan or issue any Letter of Credit under this Loan Agreement is subject to the satisfaction, on the date hereof and on the date of making each Revolving Credit Loan and issuing each Letter of Credit, of the following express conditions precedent:

                 (a) the representations and warranties of Borrower contained in this Loan Agreement shall be true and accurate on and as of such date;

                 (b) there shall not exist on such date any Default or Event of Default;

                 (c) the making of the relevant Revolving Credit Loan or the issuance of the relevant Letter of Credit shall not be prohibited by any applicable Law and shall not subject M&I to any penalty under or pursuant to any applicable Law; and

                 (d) all proceedings to be taken in connection with the Revolving Credit Loans or Letter of Credit and all documents incident thereto shall be reasonably satisfactory in form and substance to M&I and its counsel.

     2.2 DELIVERIES AT CLOSING. The obligation of M&I to make the initial Revolving Credit Loans is further subject the satisfaction on or before the Closing Date of each of the following express conditions precedent:

                 (a) M&I shall have received each of the following (each to be properly executed, dated and completed), in form and substance satisfactory to M&I:

                      (i)    this Loan Agreement;

                      (ii)   the Revolving Credit Note;

                      (iii) a certificate from an authorized officer of the Borrower, dated as of the Closing Date, certifying that (a) all of the representations and warranties contained in Article 3 of this Agreement are true and (b) no Default or Event of Default exists;

                      (iv) a certificate of the Secretary of Borrower, in the form of Exhibit B attached to this Loan Agreement, dated the Closing Date, as to: (A) the incumbency and signature of the officers of the Borrower who have signed or will sign this Loan Agreement, the Revolving Credit Note, the Collateral Documents and any other documents or materials to be delivered by Borrower to M&I pursuant to this Loan Agreement; (B) the

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                 adoption and continued effect of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Loan Agreement, the Revolving Credit Note and the Collateral Documents together with copies of those resolutions; and (C) the accuracy and completeness of copies of the articles of incorporation and bylaws of Borrower, as amended to date, attached thereto;

                      (v) the Pledge Agreement together with all original stock certificates representing all of the issued and outstanding capital stock of the applicable Subsidiaries, together with related stock powers executed by the Borrower in blank;

                      (vi)   the Financing Statements;

                 (b) M&I shall have received a certificate of the Wisconsin Department of Financial Institutions as to the existence of the Borrower dated as of a recent date;

                 (c) M&I shall have received a search of the Uniform Commercial Code records of the Wisconsin Department of Financial Institutions and of the real estate records for Milwaukee county, against the name of the Borrower;

                 (d) M&I shall have received certificates evidencing the insurance coverages required under this Loan Agreement and the Collateral Documents;

                 (e) M&I shall have received a favorable opinion of Borrower's counsel, in form and substance satisfactory to M&I and its counsel; and

                 (f) M&I shall have received such other agreements, instruments, documents, certificates and opinions as M&I or its counsel may reasonably request.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to M&I as follows:

     3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Borrower and each Material Insurance Subsidiary is a corporation duly and validly organized and existing under the Laws of the state of its incorporation and has the corporate power and all necessary licenses, permits and franchises to own its assets and properties and to carry on its business as now conducted or presently contemplated. Each of Borrower and each Material Insurance Subsidiary is duly licensed or qualified to do business and is in active status or good standing in all jurisdictions in which failure to do so would have a material adverse effect on its business or financial condition. All of the Subsidiaries of the Borrower, together with the Borrower's percentage of ownership of each Subsidiary, are set forth on Schedule 3.1.

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     3.2    FINANCIAL STATEMENTS. All of the financial statements of Borrower and its Subsidiaries heretofore furnished to M&I by Borrower are accurate and complete in all material respects and fairly present the financial condition and the results of operations of Borrower and its Subsidiaries for the periods covered thereby and as of the relevant dates thereof, all financial statements were prepared in accordance with GAAP or SAP, as applicable, subject in the case of interim financial statements to audit and year-end adjustments. There has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower and its Subsidiaries since the date of the latest of such financial statements. Borrower has no knowledge of any material liabilities of any nature not disclosed in writing to M&I.

     3.3 AUTHORIZATION; ENFORCEABILITY. The making, execution, delivery and performance of this Loan Agreement, the Revolving Credit Note and the Collateral Documents, and compliance with their respective terms, have been duly authorized by all necessary corporate action of Borrower. This Loan Agreement, the Revolving Credit Note and the Collateral Documents are the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     3.4 ABSENCE OF CONFLICTING OBLIGATIONS. The making, execution, delivery and performance of this Loan Agreement, the Revolving Credit Note and the Collateral Documents, and compliance with their respective terms, do not violate any presently existing provision of Law or the articles or certificate of incorporation or bylaws of Borrower or any agreement material to the business of Borrower or any Material Insurance Subsidiary to which either Borrower or any Material Insurance Subsidiary is a party or by which Borrower or any Material Insurance Subsidiary or any of their respective assets is bound.

     3.5 TAXES. Except as set forth on Schedule 3.5, each of the Borrower and each Material Insurance Subsidiary has filed all federal, state, foreign and local tax returns which were required to be filed (subject to any valid extensions of the time for filing), the failure to file of which would have a material adverse effect on the Borrower's or such Subsidiary's business or Financial condition, and has paid, or made provision for the payment of, all taxes owed by it, and no tax deficiencies have been assessed or, to Borrower's knowledge, proposed against Borrower or any Material Insurance Subsidiary.

     3.6 ABSENCE OF LITIGATION. Except as set forth on Schedule 3.6, neither the Borrower nor any Material Insurance Subsidiary is a party to, and so far as is known to Borrower there is no threat of, any litigation or administrative proceeding which would, if adversely determined, impair the ability of Borrower to perform its obligations under this Loan Agreement, the Revolving Credit Note or the Collateral Documents, cause any material adverse change in the assets and properties of Borrower or any Material Insurance Subsidiary, cause any material impairment of the right to carry on the business of Borrower or any Material Insurance Subsidiary, or cause any material adverse effect on the financial condition of Borrower or any Material Insurance Subsidiary.

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     3.7    ACCURACY OF INFORMATION. All information, certificates or statements by Borrower given in, or pursuant to, this Loan Agreement (whether in writing, by electronic messaging or otherwise) shall be accurate, true and complete when given.

     3.8 TITLE TO PROPERTY. Each of Borrower and each Material Insurance Subsidiary has good title to, or a valid leasehold interest in, all assets and properties necessary to conduct its business as now conducted or proposed to be conducted, and there are no Liens on any of the assets or properties of Borrower or any Material Insurance Subsidiary other than Permitted Liens. Each of Borrower and each Material Insurance Subsidiary has all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, reasonably necessary to conduct its business as now conducted or proposed to be conducted, and Borrower does not know of any conflict with or violation of any valid rights of others with respect thereto.

     3.9 ERISA. Borrower has no knowledge that any Plan is in noncompliance in any material respect with the applicable provisions of ERISA or the Internal Revenue Code. Borrower has no knowledge of any pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan, and has no knowledge of any reasonable basis for any material proceedings, claims or actions against or relating to any Plan. Borrower has no knowledge that Borrower has incurred any "accumulated funding deficiency" within the meaning of Section 302(a)(2) of ERISA in connection with any Plan. Borrower has no knowledge that there has been any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) with respect to any Plan, the occurrence of which would have a material adverse effect on the business or condition (financial or otherwise) of Borrower or any Material Insurance Subsidiary, or both, or that Borrower or any Material Insurance Subsidiary, or both, has incurred any liability to the PBGC under Section 4062 of ERISA in connection with any Plan.

     3.10   FISCAL YEAR. The Borrower's fiscal year ends on December 31.

     3.11 COMPLIANCE WITH LAWS. Each of the Borrower and each Material Insurance Subsidiary is in compliance in all material respects with all Laws applicable to Borrower or any Material Insurance Subsidiary, their respective assets or operations, the failure to comply with which could have a material adverse effect on the Borrower's or such Material Insurance Subsidiary's business or Financial condition.

     3.12 DUMP SITES. To the best of Borrower's knowledge, with respect to any period during which the Borrower or any Material Insurance Subsidiary has occupied the Facilities and with respect to the time before Borrower or any Material Insurance Subsidiary occupied the Facilities, no Person has caused or permitted petroleum products or hazardous substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at the Facilities, which materials, if known to be present, might require material investigation, clean-up, removal or some other remedial action under Environmental Laws.

     3.13   TANKS. To the best of Borrower's knowledge, other than as shown on
Schedule 3.13, have there ever been tanks, containers or other vessels on, under or at the Facilities that contained petroleum products or hazardous substances or other materials which, if known to be

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present in soils or ground water, might require material investigation, clean-up, removal or some other remedial action under Environmental Laws.

     3.14 OTHER ENVIRONMENTAL CONDITIONS. To the best of Borrower's knowledge, there are no conditions existing currently or likely to exist during the term of this Loan Agreement that would subject Borrower or any Material Insurance Subsidiary to damages, penalties, injunctive relief or clean-up costs under any Environmental Laws, or that might require material investigation, clean-up, removal or some other remedial action by Borrower or any Material Insurance Subsidiary under Environmental Laws.

     3.15 ENVIRONMENTAL JUDGMENTS, DECREES AND ORDERS. To the best of Borrower's knowledge, no judgment, decree, order or citation related to or arising out of Environmental Laws is applicable to or binds Borrower, any Material Insurance Subsidiary, the Facilities or the owner of any of the Facilities.

     3.16 ENVIRONMENTAL PERMITS AND LICENSES. To the best of Borrower's knowledge, all permits, licenses and approvals required under Environmental Laws necessary for each of Borrower and each Material Insurance Subsidiary to operate the Facilities and to conduct its business as now conducted or proposed to be conducted, which are currently obtainable have been obtained and are in full force and effect.

     3.17 USE OF PROCEEDS; MARGIN STOCK. Borrower shall use the proceeds of the Revolving Credit Loans solely for the purposes set forth in Section 1.8 hereof. No part of the proceeds of the Revolving Credit Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     3.18 INSURANCE LICENSES. Schedule 3.18 hereto lists the jurisdiction of domicile of each Material Insurance Subsidiary, the line or lines of insurance in which each Material Insurance Subsidiary is engaged, if applicable, and the jurisdictions in which each Material Insurance Subsidiary holds a license and is authorized to transact insurance business, in each case as of the date of this Agreement. No license, the loss of which could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of the applicable Material Insurance Subsidiary, is the subject of a proceeding for suspension or revocation. To the Borrower's knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any governmental authority. To the Borrower's knowledge, no Material Insurance Subsidiary has received written notice from any governmental authority that it is deemed to be "commercially domiciled" for insurance regulatory purposes in any jurisdiction other than that indicated on
Schedule 3.18.

     3.19 REINSURANCE. Schedule 3.19 lists all ceded or assumed reinsurance agreements to which any Material Insurance Subsidiary is, as of the date of this Agreement, a party, which are currently in force, and under which there is liability by either party to the agreement (collectively, the "Existing Reinsurance Agreements"). Each of the Existing Reinsurance Agreements is in full force and effect, is valid and binding in all material respects in accordance with its terms, and, as of the date hereof, no Material Insurance Subsidiary has, to the Borrower's knowledge, received notice (other than provisional notices of cancellation received in the ordinary course of business) that any other party to an in-force Existing Reinsurance Agreement will cancel or not renew such agreement, which cancellation or nonrenewal could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of the applicable Subsidiary. The Borrower has no knowledge as of the date hereof that any amount recoverable by any Material Insurance Subsidiary pursuant to any Existing Reinsurance Agreement is not fully collectible in due course. To the knowledge of the Borrower, no Material Insurance Subsidiary is in default in any material respect as to any Existing Reinsurance Agreement. Except as disclosed in Schedule 3.19, each Material Insurance Subsidiary is entitled to take full credit in its statutory financial statements for ceded reinsurance under the Existing Reinsurance Agreements pursuant to applicable insurance laws. Except as disclosed in Schedule 3.19, there is no claim under any Existing Reinsurance Agreement in excess of $100,000 which is disputed by any other party to such agreement.

     3.20 RESERVES. Except as set forth on Schedule 3.20, each reserve and other material liability amount in respect of the insurance business, including, without limitation, material reserve and other material liability amounts in respect of insurance policies of each Material Insurance Subsidiary, established or reflected in the SAP Financial Statements for the year ended December 31, 2001 of such Material Insurance Subsidiary, was determined in accordance with generally accepted actuarial standards consistently applied, was fairly stated in accordance with sound actuarial principles and was in compliance with the requirements of the insurance laws, rules and regulations of its state of domicile as of the date thereof. Each Material Insurance Subsidiary owns assets that qualify as admitted assets under applicable law in an amount at least equal to the sum of all such reserves and liability amounts and its minimum Statutory Capital and Surplus as required by the insurance laws, rules and regulations of its state of domicile.

     3.21 SURPLUS RATIO. As of the date of this Agreement, each Material Insurance Subsidiary has a ratio of Adjusted Statutory Capital and Surplus to Compulsory Surplus of at least 110%.

     3.22 DIVIDENDS. Except as set forth on Schedule 3.22, No Insurance Subsidiary is subject to any regulatory prohibition regarding the declaration or payment of dividends that is not generally applicable to all insurance companies that are domiciled in the same jurisdiction and are engaged in the same line of business as such Insurance Subsidiary.

                                    ARTICLE 4

                               NEGATIVE COVENANTS

     From and after the date of this Loan Agreement and until: (i) the entire amount of principal of and interest due on the Revolving Credit Loans, and all other amounts of fees and payments due under this Loan Agreement and the Revolving Credit Note are paid in full; and (ii) the commitment of M&I to make Revolving Credit Loans under Section 1.1 of this Loan Agreement has ended; and
(iii) there are no outstanding Letters of Credit, Borrower shall not, and Borrower shall not permit any Material Insurance Subsidiary to, without the prior written consent of M&I:

     4.1 REVOLVING CREDIT LOANS. Permit the sum of the amount of outstanding Revolving Credit Loans to exceed the Revolving Credit Commitment.

     4.2 LIENS. Incur, create, assume or permit to be created or allow to exist any Lien upon or in any of its assets or properties, except Permitted Liens.

     4.3 INDEBTEDNESS. Incur, create, assume, permit to exist, guarantee, endorse or otherwise become directly or indirectly or contingently responsible or liable for any Indebtedness, except Permitted Indebtedness.

     4.4 CONSOLIDATION OR MERGER. Consolidate with or merge into any other Person, or permit another Person to merge into it, or acquire substantially all of the assets of any other Person, whether in one or a series of transactions, except that Borrower may permit any Subsidiary to merge into it or into a wholly owned Subsidiary.

     4.5 DISPOSITION OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets or properties except, prior to the occurrence of an Event of Default: (a) sales of inventory and Investments in the ordinary course of business; (b) sales or other disposition of equipment, provided that such equipment is replaced by equipment of a similar kind and equivalent value; and (c) sales or other disposition of any interest in any Subsidiary other than a Material Insurance Subsidiary, (d) sales or other disposition of any interest in American Medical Security Group, Inc.; (e) sales by Blue Cross & Blue Shield United of Wisconsin of capital stock of the Borrower: and (f) other dispositions of assets provided that such assets, in the aggregate for all such dispositions after the Closing Date, (i) represent no more than 10% of the consolidated assets of the Borrower and its consolidated Subsidiaries and (ii) are responsible for no more than 5% of the consolidated net revenues or of the consolidated net income of the Borrower and its consolidated Subsidiaries, in both cases as of the end of the fiscal quarter preceding the disposition date.

     4.6 SALE AND LEASEBACK. Enter into any agreement, directly or indirectly, to sell or transfer any real or personal property used in its business and thereafter to lease back the same or similar property.

     4.7 INVESTMENTS. Make any new Investment in or to other Persons, except Permitted Investments.

     4.8    RESTRICTED PAYMENTS. (a) Declare or pay any non-cash dividends; or
(b) purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or (c) make any distribution of assets to its stockholders as such, whether in assets or in obligations of Borrower; or
(d) allocate or otherwise set apart any sum for the purchase, redemption, or retirement of any shares of its capital stock; or (e) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or (f) pay any cash dividends to any stockholders; provided, however, the Subsidiaries may pay cash dividends to the Borrower or to a wholly owned Subsidiary of the Borrower.

     4.9 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 4.9, engage in any transaction with an Affiliate on terms materially less favorable to Borrower than would be available at the time from a Person who is not an Affiliate.

     4.10 GUARANTEES. Except as set forth on Schedule 4.10, guarantee the Indebtedness of any Person, except guaranties in favor of M&I.

     4.11   CHANGE IN CONTROL. Permit a Change in Control.

     4.12 REINSURANCE. Permit any Material Insurance Subsidiary to (a) enter into bulk reinsurance arrangements, including without limitation any bulk financial reinsurance arrangements, or (b) enter into any other reinsurance arrangements except in the ordinary course of business (i) with reinsurers rated at least "A-" (at the time such reinsurance arrangements are entered into) by A.M. Best & Co. or its equivalent by another reputable rating agency or reinsurers whose obligations to the Material Insurance Subsidiaries are sufficiently secured to permit Borrower to claim financial credit for reinsurance under applicable Law, or (ii) with other reinsurers so long as the aggregate corresponding credits to reserves (page 3, lines 1, 2, 3 and 4 of the Annual Statement ) of all Material Insurance Subsidiaries in respect of reinsurance arrangements with all such other reinsurers does not exceed 3% of the aggregate of such reserves of all Material Insurance Subsidiaries; provided, however, that Borrower or any Subsidiary may renew or extend any reinsurance arrangement existing on the date hereof, and the Borrower or any Subsidiary may enter into any reinsurance transaction which individually does not exceed 3% of the aggregate insured premiums of the Borrower and the Subsidiaries; provided, further, that Borrower shall update Schedule 3.19 as necessary such that
Schedule 3.19 shall at all times be an accurate and complete list of Existing Reinsurance Agreements.

     4.13 A.M. BEST RATING. Each Material Insurance Subsidiary shall at all times maintain an A.M. Best rating of at least B-.

                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS

     From and after the date of this Loan Agreement and until: (i) the entire amount of principal of and interest due on the Revolving Credit Loans, and all other amounts of fees and payments due under this Loan Agreement and the Revolving Credit Note are paid in full; and (ii) the commitment of M&I to make Revolving Credit Loans under Section 1.1 of this Loan Agreement has ended; and
(iii) there are no outstanding Letters of Credit:

     5.1 PAYMENT. Borrower shall timely pay or cause to be paid the principal of and interest on the Revolving Credit Loans and all other amounts due under this Loan Agreement, the Revolving Credit Note, the Letters of Credit and the Collateral Documents.

     5.2 CORPORATE EXISTENCE; PROPERTIES; OWNERSHIP. Borrower shall, and Borrower shall cause each Material Insurance Subsidiary to: (a) maintain its corporate existence; except that Borrower may permit any Subsidiary to merge into it or into a wholly owned Subsidiary; (b) conduct its business substantially as now conducted or as described in any business plans delivered to M&I prior to the Closing Date; (c) maintain all assets (other than assets no longer used or useful in the conduct of its business) in good repair, working order and condition, ordinary wear and tear excepted; and (d) maintain accurate records and books of account in accordance with GAAP consistently applied throughout all accounting periods.

     5.3 LICENSES. Borrower shall, and Borrower shall cause each Material Insurance Subsidiary to, maintain in full force and effect each license, permit and franchise granted or issued by any federal, state or local governmental agency or regulatory authority that is reasonably necessary to or used in Borrower's or any Material Insurance Subsidiary's business.

     5.4 REPORTING REQUIREMENTS. Borrower shall furnish to M&I such information respecting the business, assets and financial condition of Borrower and its Subsidiaries as M&I may reasonably request and, without request:

                 (a)  As soon as available, and in any event within forty-five
            (45) days after the end of each month other than the last month of each fiscal year, (i) a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of each such month and of the comparable month in the preceding fiscal year; and (ii) consolidated and consolidating statements of income and retained earnings of Borrower and its Subsidiaries for each such month and for that part of the fiscal year ending with each month and for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified as true and correct, subject to audit and normal year-end adjustments, by the chief financial officer or treasurer of Borrower; and

                 (b) as soon as available, and in any event within ninety (90) days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying consolidated financial statements of Borrower and its Subsidiaries prepared in reasonable detail and in accordance with GAAP and audited by independent certified public accountants of recognized standing selected by Borrower, and reasonably satisfactory to M&I, which audit report shall be unqualified and shall be accompanied by: (i) an unqualified opinion of such accountants, in form and substance reasonably satisfactory to M&I, to the effect that the same fairly presents the financial condition and the results of operations of Borrower and its Subsidiaries for the periods and as of the relevant dates thereof, and (ii) a certificate of such accountants setting forth their computations as to Borrower's compliance with Section
            5.14 of this Loan Agreement stating that in the ordinary course of their audit, conducted in accordance with generally accepted auditing practices, they did not become aware of any Event of Default or, if their audit disclosed an Event of Default, a specification of the Event of Default and the actions taken or proposed to be taken by Borrower with respect thereto; and

                 (c) within forty-five (45) days after the end of each fiscal quarter, an executed Officer's Certificate, in the form of Exhibit A attached to this Loan Agreement; and

                 (d) promptly upon its becoming available, furnish to M&I one copy of each financial statement, report, notice, or proxy statement sent by the Borrower to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency; and

                 (e)  as soon as received, but in any event not later than ten
            (10) days after receipt, copies of all management letters and other reports submitted to Borrower by independent certified public accountants in connection with any examination of the financial statements of Borrower and notify M&I promptly of any change in any accounting method used by Borrower in the preparation of the financial statements to be delivered to M&I pursuant to this Section; and

                 (f) (i) No later than fifteen (15) days after the regulatory filing date (including any extension thereof) of each fiscal year of each Material Insurance Subsidiary, copies of the unaudited Annual Statement of such Material Insurance Subsidiary, certified by the chief financial officer of such Material Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and (ii) no later than each June 15, copies of annual financial statements of such Material Insurance Subsidiary, prepared in accordance with SAP, audited by independent certified public accountants of recognized national standing and reasonably acceptable to M&I (M&I agrees, without limitation, that Ernst & Young LLP is an acceptable auditor for purposes of this Section); and

                 (g) No later than ten (10) days after the regulatory filing date (including any extension thereof) or (ii) 60 days after the close of each of the first three fiscal quarters of each fiscal year of each Material Insurance Subsidiary, copies of the Quarterly Statement of each of the Material Insurance Subsidiaries, certified by the chief financial officer of such Material Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied through the period reflected herein; and

                 (h) Promptly and in any event within ten (10) days after (i) learning thereof, notification of any changes after the date hereof in the rating given by A.M. Best & Co. in respect of any Insurance Subsidiary and (ii) receipt thereof, copies of any ratings analysis by A.M. Best & Co. relating to any Insurance Subsidiary; and

                 (i) As soon as available and in any event within ten (10) days after the regulatory filing date (including any extension thereof) of each fiscal year, a "Statement of Actuarial Opinion" and "Management Discussion and Analysis" including review of year-end loss reserves for each Material Insurance Company (prepared in accordance with SAP) for such fiscal year by an actuary reasonably acceptable to M&I (who may be an employee of the Borrower, and M&I agrees, without limitation, that Mark Cain of IRMS Actuarial Services is an acceptable actuary for purposes of this Section) as filed with the applicable regulatory insurance authority in compliance with the requirements thereof (or a report containing equivalent information for any Material Insurance Company not so required to file the foregoing with the applicable regulatory insurance authority); and

                 (j) Copies of any other actuarial certificates prepared with respect to any Material Insurance Subsidiary, promptly after the receipt thereof.

     5.5 TAXES. Borrower shall, and Borrower shall cause each Material Insurance Subsidiary to, pay all taxes and assessments prior to the date on which penalties attach thereto, except for any tax or assessment which is either not delinquent or which is being contested in good faith and by proper proceedings and against which adequate reserves have been provided.

     5.6 INSPECTION OF PROPERTIES AND RECORDS. Borrower shall, and Borrower shall cause each Material Insurance Subsidiary to, permit M&I or its agents or representatives to visit any of its properties and examine any of its books and records upon reasonable prior notice, at any reasonable time and as often as may be reasonably desired, and Borrower shall facilitate each such inspection, audit and examination.

     5.7 REFERENCE IN FINANCIAL STATEMENTS. Borrower shall include, to the extent required by applicable Law, or cause to be included, a reference to this Loan Agreement in all financial statements of Borrower which are furnished to stockholders, financial reporting services, creditors and prospective creditors.

     5.8 COMPLIANCE WITH LAWS. Borrower shall, and Borrower shall cause each Material Insurance Subsidiary to: (a) comply in all material respects with all applicable Environmental Laws, and orders of regulatory and administrative authorities with respect thereto, and, without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and legally authorized containment, investigation and clean-up action in the event of any release of petroleum products or hazardous materials or substances on, upon or into any real property owned, operated or within the control of Borrower or any Material Insurance Subsidiary; and (b) comply in all material respects with all other Laws applicable to Borrower, its Material Insurance Subsidiaries, its assets or operations.

     5.9 COMPLIANCE WITH AGREEMENTS. Borrower shall, and Borrower shall cause each Material Insurance Subsidiary to, perform and comply in all respects with the provisions of any agreement (including without limitation any collective bargaining agreement), license, regulatory approval, permit and franchise binding upon Borrower or any Material Insurance Subsidiary or their respective assets or properties, if the failure to so perform or comply would have a material adverse effect on the condition (financial or otherwise) of the business, assets or properties of Borrower or any Material Insurance Subsidiary.

     5.10   NOTICES. Borrower shall:

                 (a) as soon as possible and in any event within five (5) Business Days after Borrower's knowledge of the occurrence of any Default or Event of Default, notify M&I in writing of such Default or Event of Default and set forth the details thereof and the action which is being taken or proposed to be taken by Borrower with respect thereto;

                 (b) promptly notify M&I of the commencement of any litigation or administrative proceeding that would cause the representation and warranty of Borrower contained in Section 3.6 of this Loan Agreement to be untrue;

                 (c) promptly notify M&I: (i) of the occurrence of any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) that has occurred with respect to any Plan; and
            (ii) of the institution by the PBGC or Borrower or any Subsidiary of proceedings under Title IV of ERISA to terminate any Plan;

                 (d) unless prohibited by applicable Law, notify M&I, and provide copies, immediately upon receipt but in any event not later than ten (10) days after receipt, of any notice, pleading, citation, indictment, complaint, order or decree from any federal, state or local government agency or regulatory body, or any other source, asserting or alleging a circumstance or condition that requires or may require a financial contribution by Borrower or any Material Insurance Subsidiary, or both, or an investigation, clean-up, removal, remedial action or other response by or on the part of Borrower or any Material Insurance Subsidiary, or both, under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from or against Borrower or any Material Insurance Subsidiary, or both, for an alleged violation of Environmental Laws; and provide M&I with written notice of any condition or event which would make the representations and warranties contained in Sections 3.11 through 3.16 of this Loan Agreement inaccurate, as soon as Borrower becomes aware of such condition or event;

                 (e) notify M&I at least thirty (30) days prior to any change of Borrower's or any Material Insurance Subsidiary's name or their use of any trade name;

                 (f) promptly notify M&I of any damage to, or loss of, any of the assets or properties of Borrower or any Material Insurance Subsidiary if the net book value of the damaged or lost asset or property at the time of such damage or loss exceeds $500,000; and

                 (g) promptly notify M&I of the commencement of any investigation, litigation, or administrative or regulatory proceeding by, or the receipt of any notice, citation, pleading, order, decree or similar document issued by, any federal, state or local governmental agency or regulatory authority that results in, or may result in, the termination or suspension of any license, permit or franchise necessary to Borrower's or any Material Insurance Subsidiary's business, or that imposes, or may result in the imposition of, a material fine or penalty on Borrower or any Material Insurance Subsidiary, or both.

     5.11 COMPCARE. If at any time the Borrower repays all of the Indebtedness owed to Blue Cross & Blue Shield United of Wisconsin secured by the capital stock of Compcare Health Services Insurance Company, the Borrower agrees to execute and deliver to M&I a Pledge Agreement covering all of the issued and outstanding capital stock of Compcare Health Services Insurance Company, together with all original stock certificates representing all of the issued and outstanding capital stock of Compcare Health Services Insurance Company, all related stock powers executed by the Borrower in blank, and such other officer's certificates, legal opinions and other approvals, documents, and materials as M&I may reasonably require in connection therewith.

     5.12 INSURANCE. Borrower shall, and Borrower shall cause each Material Insurance Subsidiary to obtain and maintain at its own expense the following insurance, which shall be with insurers satisfactory to M&I: (a) "all risks" property insurance in amounts not less than the one hundred percent (100%) replacement cost of all buildings, improvements, fixtures, equipment and other real and personal property of Borrower or such Material Insurance Subsidiary, with a replacement cost agreed amount endorsement; (b) commercial general liability insurance covered under a commercial general liability policy including contractual liability in an amount not less than $1,000,000 combined single limit for bodily injury, including personal injury, and property damage;
(c) product liability insurance in such amounts as is customarily maintained by companies engaged in the same or similar businesses; and (d) worker's compensation insurance in amounts meeting all statutory state and local requirements. The property and commercial general liability policies described above shall name M&I as lender's loss payee or additional insured as its interest may appear, and shall require the insurer to provide at least thirty
(30) days' prior written notice to M&I of any material change or cancellation of such policy.

     5.13 NEW SUBSIDIARIES. If the Borrower organizes one or more new Subsidiaries after the Closing Date in compliance with the terms of this Agreement, the Borrower shall promptly deliver to M&I an amended Schedule 3.1 listing all of the Subsidiaries of the Borrower, together with the Borrower's Percentage of ownership of such Subsidiary.

     5.14   FINANCIAL COVENANTS.

                 (a) TANGIBLE NET WORTH. Borrower and its Subsidiaries shall maintain an aggregate Tangible Net Worth of at least $136,075,000.00 PLUS (i) 50% of the positive consolidated net income earned by the Borrower and its consolidated Subsidiaries for the two quarters ending on December 31, 2002, PLUS (ii) 50% of the positive consolidated net income earned by the Borrower and its consolidated Subsidiaries for each fiscal year ending after December 31, 2002, PLUS (iii) 100% of the net proceeds received by [A] the Borrower from the issuance of equity securities after the Closing Date or [B] Blue Cross & Blue Shield United of Wisconsin from the sale of capital stock of Borrower, all as determined at the end of each fiscal quarter.

                 (b) FIXED CHARGE COVERAGE RATIO. Borrower shall at all times maintain a Fixed Charge Coverage Ratio of at least 1.10:1.0. The Fixed Charge Coverage Ratio shall be tested at the end of each fiscal quarter.

                 (c) RISK-BASED CAPITAL. After the date hereof, the Borrower will cause each Material Insurance Subsidiary to maintain a ratio of
            (i) Total Adjusted Capital (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) to (ii) the Company Action Level RBC (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) of at least 200%, as determined [A] for the Borrower and each Material Insurance Subsidiary (other than Blue Cross & Blue Shield United of Wisconsin and Compcare Health Services Insurance Company until such ratio exceeds 375%) at the end of each fiscal year and [B] for Blue Cross & Blue Shield United of Wisconsin and Compcare Health Services Insurance Company at the end of each fiscal quarter until such time that such ratio exceeds 375%. The Borrower shall also provide M&I with copies of the IRIS ratio calculations for each applicable Material Insurance Subsidiary not later than 10 days after receipt from the NAIC.

                                    ARTICLE 6

                                    REMEDIES

     6.1 ACCELERATION. (a) Upon the occurrence of an Automatic Event of Default, then, without notice, demand or action of any kind by M&I: (i) the obligation of M&I to make any Revolving Credit Loans or to issue any Letters of Credit under this Loan Agreement shall automatically and immediately terminate; and (ii) the entire unpaid principal of, and accrued interest on, the Revolving Credit Note, and any other amount due under this Loan Agreement and the Collateral Documents, shall be automatically and immediately due and payable.

            (b) Upon the occurrence of a Notice Event of Default, M&I may, upon written notice and demand to Borrower: (i) terminate its obligation to make any Revolving Credit Loans or to issue any Letters of Credit under this Loan Agreement; and (ii) declare the entire unpaid principal of, and accrued interest on, the Revolving Credit Note, and any other amount due under this Loan Agreement and the Collateral Documents, immediately due and payable.

     6.2 M&I'S RIGHT TO CURE DEFAULT. In case of failure by Borrower to procure or maintain insurance, or to pay any fees, assessments, charges or taxes arising with respect to any properties and assets pledged under any Collateral Documents, M&I shall have the right, but shall not be obligated, to effect such insurance or pay such fees, assessments, charges or taxes, as the case may be, and, in that event, the cost thereof shall be payable by Borrower to M&I immediately upon demand together with interest at an annual rate equal to the Prime Rate plus three percent (3%) (to the extent permitted by applicable Law) from the date that is ten days after the date M&I demands payment by Borrower.

     6.3 REMEDIES NOT EXCLUSIVE. No remedy herein conferred upon M&I is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement, the Revolving Credit Note or the Collateral Documents or now or hereafter existing at law or in equity. No failure or delay on the part of M&I in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right or remedy.

     6.4 SETOFF. Borrower agrees that M&I and its affiliates shall have all rights of setoff and bankers' Lien provided by applicable Law, and in addition thereto, Borrower agrees that if at any time any payment or other amount owing by Borrower under the Revolving Credit Note or this Loan Agreement is then due to M&I, M&I may apply to the payment of such payment or other amount any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with M&I or any affiliates of M&I.

     6.5 CASH COLLATERAL. If an Event of Default has occurred and is continuing, M&I may make written demand upon Borrower, and Borrower will then immediately cause to be deposited with M&I, in immediately available funds, an amount equal to the maximum amount which could be drawn on all outstanding Letters of Credit, to be held in a special cash collateral account in the name of M&I. Funds on deposit and interest accrued on such funds held in such special cash collateral account may be applied by M&I to the obligations of Borrower to M&I and shall not be subject to withdrawal by Borrower until all outstanding Letters of Credit are canceled or terminated and all obligations to M&I are paid in full, unless otherwise agreed to by M&I.

                                    ARTICLE 7

                                   DEFINITIONS

     7.1 DEFINITIONS. When used in this Loan Agreement, the following terms shall have the meanings specified:

            "Affiliate" shall mean any Person: (a) that directly or indirectly controls, or is controlled by, or is under common control with, Borrower or any Subsidiary; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of Borrower or any Subsidiary;
(c) five percent (5%) or more of the voting stock of which Person is directly or indirectly beneficially owned or held by Borrower or any Subsidiary; (d) that is an officer or director of Borrower or any Subsidiary; (e) of which an Affiliate is an officer or director; or (f) who is related by blood, adoption or marriage to an Affiliate. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            ADD-ON. "Add-On" shall mean the applicable percentage set forth in the table below:

            Level:                   Usage:                              Add-On:
            ------                   ------                              -------
             I        Less than or equal to 25%                           1.50%
             II       Less than or equal to 50% but greater than 25%      1.75%
             III      Less than or equal to 75% but greater than 50%      2.00%
             IV       Greater than 75%                                    2.50%

The initial Add-On shall be Level IV. The Add-On shall adjusted in accordance with the table above on the first Business Day of each February, May, August, and November, commencing February 1, 2003, based upon the Usage of the credit facility created by this Loan Agreement. The "Usage" for purposes of the table above shall be the percentage of (a) the Borrower's daily average outstanding Revolving Credit Loans plus the daily average undrawn face amount of outstanding Letters of Credit during the quarter preceding the date of determination, to (b) the Revolving Credit Commitment plus the undrawn face amount of outstanding Letters of Credit during the quarter preceding the date of determination.

            "Adjusted Interbank Rate" shall mean an annual rate with respect to any Interest Period (rounded upwards, if necessary, to the nearest 1/100 of 1%), determined pursuant to the following formula:

            Adjusted Interbank Rate =              INTERBANK RATE
                                      ---------------------------------------
                                         1 - Interbank Reserve Requirement

            "Adjusted Statutory Capital and Surplus" shall mean Statutory Capital and Surplus adjusted for security fund deposits of health maintenance organizations and Insurance Subsidiaries.

            "Annual Statement" shall mean the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

            "Automatic Event of Default" shall mean any one or more of the following:

                 (a) Borrower or any Material Insurance Subsidiary shall become insolvent or generally not pay, or be unable to pay, or admit in writing its inability to pay, its debts as they mature; or

                 (b) Borrower or any Material Insurance Subsidiary shall make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; or

                 (c) Borrower or any Material Insurance Subsidiary shall become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code, or shall file a petition in bankruptcy, for reorganization or to effect a plan or other arrangement with creditors; or

                 (d) Borrower or any Material Insurance Subsidiary shall have a petition or application filed against it in bankruptcy or any similar proceeding, or shall have such a proceeding commenced against it, and such petition, application or proceeding shall remain unstayed or undismissed for a period of sixty (60) days or more, or Borrower or any Material Insurance Subsidiary shall file an answer to such a petition or application, admitting the material allegations thereof; or

                 (e) Borrower or any Material Insurance Subsidiary shall apply to a court for the appointment of a receiver or custodian for any of its assets or properties, or shall have a receiver or custodian appointed for any of its assets or properties, with or without consent, and such receiver shall not be discharged or dismissed within sixty (60) days after his appointment; or

                 (f) Borrower or any Material Insurance Subsidiary shall adopt a plan of complete liquidation of its assets.

            "Business Day" shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by Law to close.

            "Change in Control" shall mean the acquisition by any Person or a group of Affiliates of any Person of 25% or more of the outstanding common stock of the Borrower or a change in the membership of a majority of the board of directors of the Borrower, if not approved by the incumbent directors of the Borrower.

            "Closing Date" shall mean August 7, 2002 or such later date on which all of the conditions precedent contained in Section 2.2 are satisfied or waived by M&I.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Collateral" shall mean all of the personal property of Borrower, its Subsidiaries or third parties subject to a Lien in favor of M&I pursuant to the Collateral Documents.

            "Collateral Documents" shall mean the Pledge Agreement and such other guaranties, security agreements, mortgages, deeds of trust and other credit enhancements as may be executed from time to time by Borrower, or third parties in favor of M&I in connection with this Loan Agreement.

            "Compulsory Surplus" shall mean, with respect to any Insurance Subsidiary at any time, the compulsory surplus of such Insurance Subsidiary at such time, as determined in accordance with policies and procedures established by Wisconsin Law and applicable regulations.

            "Default" shall mean any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

            "Environmental Laws" means any Law, including any common law, which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, into air, water or groundwater, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including, but not limited to CERCLA as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Oil Pollution Act of 1990, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

            "Event of Default" shall mean any Automatic Event of Default or any Notice Event of Default.

            "Facilities" shall mean all real property and improvements now or hereafter owned or occupied by Borrower and its Material Insurance Subsidiaries in the conduct of its business.

            "Financing Statements" shall mean Uniform Commercial Code financing statements related to the Collateral Documents.

            "Fixed Charge Coverage Ratio" shall mean the relationship, expressed as a numerical ratio of:

            (a) the result of (i) operating income from continuing operations, PLUS (ii) to the extent deducted in the calculation of operating income from continuing operations, [A] interest expense, [B] depreciation and amortization expense, MINUS (iii) income tax expense, MINUS (iv) cash distributions paid to shareholders of the Borrower, PLUS (v) cash balances of the Borrower as of June 30, 2002, PLUS (vi) to the extent not already included to the calculation of operating income from continuing operations, [A] cash proceeds from the issuance of equity interests of the Borrower arising solely from employee purchases through the employee 401k plan or as a result of the exercise of stock options, and [B] the aggregate of the cash dividends the Insurance Subsidiaries are permitted to pay to the Borrower as determined in accordance with restrictions established by the applicable state insurance commissioner or similar governmental authority; to

            (b) the sum of (i) interest expense, PLUS (ii) regularly scheduled principal payments (excluding any scheduled principal payments on the $7,500,000 promissory note of the Borrower, dated as of December 31, 2002, and payable to M&I), PLUS (iii) the automatic reduction of the Revolving Credit Commitment when applicable, all as determined for the Borrower on a year to date basis until December 31, 2002, and for the four quarter period preceding the date of determination thereafter, without duplication, and in accordance with GAAP applied on a consistent basis.

            "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied by Borrower and its Subsidiaries on a basis consistent with the preparation of Borrower's most recent financial statements furnished to M&I pursuant to Section 3.2 hereof.

            "Indebtedness" shall mean all liabilities or obligations of Borrower or any Subsidiary, whether primary or secondary or absolute or contingent: (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing); (b) as lessee under leases that have been or should be capitalized according to GAAP; (c) evidenced by notes, bonds, debentures or similar obligations; (d) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or (e) secured by any Liens on assets of either Borrower or any Subsidiary, whether or not the obligations secured have been assumed by Borrower or any Subsidiary.

            "Insurance Subsidiary" shall mean any Subsidiary which is engaged in the insurance business.

            "Interbank Rate" shall mean with respect to any Revolving Credit Loan for any Interest Period, the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted as the rate at which dollar deposits in immediately available funds are offered on the first Business Day of each calendar month in the interbank Eurodollar market on or about 9:00 A.M. Milwaukee time for a period of one (1) calendar month. Each such determination shall be conclusive and binding upon the parties hereto in the absence of demonstrable error. M&I currently uses the Knight Ridder Information Service to provide information with respect to the interbank Eurodollar market, but M&I may change the service providing such information at any time.

            "Interbank Reserve Requirement" shall mean a percentage (expressed as a decimal) equal to the aggregate reserve requirements in effect on the first day of each calendar month (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during each calendar month) specified for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D, as then in effect, as applicable to the class or classes of banks of which M&I is a member. As of the date of this Loan Agreement, the Interbank Reserve Requirement is 0%.

            "Interest Period" shall mean a period commencing on the first day of any calendar month and ending on the last day of that calendar month.

            "Investment" shall mean: (a) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

            "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, written interpretations and orders promulgated thereunder.

            "Letters of Credit" shall mean any letters of credit which are now or at any time hereafter issued by M&I at the request and for the account of Borrower pursuant to this Loan Agreement and which have not expired or been revoked or terminated.

            "LIBOR" shall mean an annual rate of interest equal to the Adjusted Interbank Rate, which rate shall change on the first day of each calendar month. Each change in any rate of interest computed by reference to LIBOR shall take effect on the first day of each calendar month.

            "LIBOR Loan" shall mean a Revolving Credit Loan bearing interest at a rate determined by reference to LIBOR.

            "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, security interest or encumbrance of any kind in respect of such asset; or (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

            "Loan Agreement" shall mean this Loan Agreement, together with the Exhibits and Schedules attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

            "M&I" shall mean M&I Marshall & Ilsley Bank, a Wisconsin banking corporation.

            "Material Insurance Subsidiary" shall mean an Insurance Subsidiary with a Statutory Capital and Surplus of greater than $5,000,000.

            "NAIC" shall mean the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar governmental authorities of the various states of the United States toward the promotion of uniformity in the practices of such governmental authorities.

            "Notice Event of Default" shall mean any one or more of the following:

                 (a) Borrower shall fail: (i) to pay when due any installment of the principal of the Revolving Credit Note; or (ii) to pay when due any interest on the Revolving Credit Note, any fee, expense or other amount due under this Loan Agreement, the Revolving Credit Note and the Collateral Documents and such failure continues for five days; or

                 (b) there shall be a default in the performance or observance of any of the covenants and agreements contained in Article IV or Sections 5.1, 5.2, 5.4, 5.6, 5.10, 5.13 or 5.14 of this Loan
            Agreement; or

                 (c) there shall be a default in the performance or observance of any of the other covenants, agreements or conditions contained in this Loan Agreement, the Revolving Credit Note or the Collateral Documents, and such default shall have continued for a period of thirty (30) calendar days after written notice from M&I to Borrower specifying such default and requiring it to be remedied; or

                 (d) any representation or warranty made by Borrower in this Loan Agreement or in any document or financial statement delivered pursuant to this Loan Agreement shall prove to have been false in any material respect as of the time when made or given; or

                 (e) any final judgment shall be entered against Borrower or any Subsidiary which, when aggregated with other final judgments against Borrower and its Subsidiaries, exceeds $100,000 in amount, and shall remain outstanding and unsatisfied, unbonded or unstayed after sixty (60) days from the date of entry thereof; provided that no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and defense of such claim has been tendered to and accepted by the insurer without reservation; or

                 (f) (i) any Reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or Borrower or any trade or business which together with Borrower would be treated as a single employer under Section 4001 of ERISA shall withdraw in whole or in part from a multi-employer Plan, and
            (ii) the aggregate amount of Borrower's liability for all such occurrences, whether to a Plan, the PBGC or otherwise, may exceed $100,000, and such liability is not covered for the benefit of Borrower or its Subsidiaries by insurance; or

                 (g) Borrower or any Subsidiary shall: (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness (other than the Revolving Credit Note or as provided in (h) below) in an aggregate amount of $100,000 or more and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness in an aggregate amount of $100,000 or more when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

                 (h) Borrower or any Subsidiary shall: (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness to M&I (other than the Revolving Credit Note) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness to M&I when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness;

                 (i) Any license of any Material Insurance Subsidiary issued in its state of domicile or in a state in which its earned premiums in the prior fiscal year constituted 2% or more of its aggregate earned premiums in such period (i) shall be revoked by the governmental authority which issued such license, or any formal action (administrative or judicial) to revoke such license shall have been commenced against such Material Insurance Subsidiary and shall not have been dismissed within 30 days after the commencement thereof,
            (ii) shall be suspended by such governmental authority for a period in excess of 30 days or (iii) shall not be reissued or renewed by such governmental authority upon the expiration thereof following application for such reissuance or renewal of such Material Insurance Subsidiary;

                 (j) Any Insurance Subsidiary shall be the subject of a final non-appealable order imposing a fine in an amount in excess of $500,000 in any single instance or other such orders imposing fines in excess of $2,000,000 in the aggregate after the date of this Agreement by or at the request of any state insurance regulatory agency as a result of the violation by such Insurance Subsidiary of such state's applicable insurance laws of the regulations promulgated in connection therewith;

                 (k) Any Insurance Subsidiary shall become subject to (i) any conservation or liquidation order, directive or mandate issued by any governmental authority or (ii) any other directive or mandate issued by any governmental authority which is materially adverse to such Insurance Subsidiary, which in either case is not stayed within ten (10) days.

            "Obligations" shall mean: (a) the outstanding principal of, and all interest on, the Revolving Credit Note, and any renewal, extension or refinancing thereof; (a) the undrawn face amount of all outstanding Letters of Credit; (c) all other debts, liabilities, obligations, covenants and agreements of Borrower contained in this Loan Agreement, the Collateral Documents and any Swap Agreements; and (d) any and all other debts, liabilities and obligations of Borrower to M&I.

            "PBGC" shall mean Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Permitted Indebtedness" shall mean: (a) Indebtedness of Borrower to M&I; (b) purchase money Indebtedness secured by Purchase Money Liens, which Indebtedness shall not exceed $500,000 per year on a non-cumulative consolidated basis; (c) unsecured accounts payable and other unsecured obligations of Borrower or any Subsidiary incurred in the ordinary course of business of Borrower or any Subsidiary and not as a result of any borrowing; (d) Indebtedness owed by the Borrower to a Subsidiary or owed by a Subsidiary to the Borrower or another Subsidiary and constituting a Permitted Investment; and (e) Indebtedness existing on the Closing Date and set forth on Schedule 7.1 and refinancings thereof which does not increase the principal amount thereof or accelerate the amortization thereof.

            "Permitted Investments" shall mean: (a) for the Borrower and each Subsidiary that is not an Insurance Subsidiary:

                      (i) Investments in insured savings accounts and certificates of deposit;

                      (ii) Investments in prime commercial paper, rated either P-1 by Moody's Investors Service or A-1 by Standard & Poor's Rating Services, or "local rated" commercial paper from M&I, maturing within one year of the date of acquisition;

                      (iii) Investments in obligations of a governmental body, rated "A" or better, maturing within one year of the date of acquisition;

                      (iv)   Investments in money market instruments or funds;

                      (v) Investments in Subsidiaries and other Investments in existence on the Closing Date and, to the extent they consist of loans, refinancings thereof or amendments or modifications thereto which do not have the effect of increasing the principal amount thereof or accelerating the amortization thereof;

                      (vi) acquisitions of blocks of life, accident or health insurance business through assumptive reinsurance, coinsurance or indemnity reinsurance, so long as the only consideration paid in connection therewith consists of (A) premiums sharing and (B) payments of up to $5,000,000 in the aggregate after the date hereof; and

                      (vii) acquisitions of businesses or entities engaged in the life, accident and health insurance business which do not constitute hostile takeovers, that maintain a rating by A.M. Best & Co. of B++ or better (and Investments in Subsidiaries formed to acquire such businesses or acquired after the date of this Agreement), and, if an acquisition of stock, the outstanding stock of which is pledged to M&I upon M&I's request (subject to obtaining regulatory approval for any such pledge that the

                 Borrower shall use its commercially reasonable efforts to obtain), and made after the Closing Date for an aggregate consideration not to exceed $10,000,000 (including the amount of any consideration paid in connection with reinsurance transactions).

            and (b) in addition for each Insurance Subsidiary:

                      (i) Investments in debt securities rated BBB- or better by S&P, Baa-3 or better by Moody's or NAIC-2 or better by the NAIC; provided, that any such Investment which, at any time after which it is made, ceases to meet such rating requirements shall cease to be a Permitted Investment under this Clause
                 (b)(i); and

                      (ii) Other Investments of a quality acceptable to the insurance commissioner in the respective domiciliary state of such Insurance Subsidiary not otherwise permitted under this definition; provided, that such Investments (excluding all Investments comprised of capital stock of American Medical Security Group, Inc. and the Borrower owned by Blue Cross & Blue Shield United of Wisconsin) of (A) each such Insurance Subsidiary that is a Material Insurance Subsidiary do not exceed, in the aggregate at any one time outstanding, 20% of the Statutory Capital and Surplus of such Material Insurance Subsidiary or (B) all other Insurance Subsidiaries as a group, if such other Insurance Subsidiaries have an aggregate Statutory Capital and Surplus in excess of $5,000,000, do not exceed 20% of such aggregate Statutory Capital and Surplus.

            "Permitted Liens" shall mean:

                 (a)  Liens in favor of M&I;

                 (b) Liens for taxes, assessments, or governmental charges, or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

                 (c) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership and use of the affected property;

                 (d) Liens or deposits in connection with workmen's compensation, unemployment insurance, social security, ERISA or similar legislation or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of borrowed money) or deposits required by law as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business;

                 (e) Purchase Money Liens securing purchase money Indebtedness which is permitted hereunder; and

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

                 (f) deposits made by any Insurance Subsidiary with the insurance regulatory authority in its jurisdiction of domicile or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of any Insurance Subsidiary, in each case in favor of all policy holders of such Insurance Subsidiary and in the ordinary course of such Insurance Subsidiary's business.

                 (g)  Liens set forth on Schedule 7.1.

            "Person" shall mean and include an individual, partnership, limited liability entity, corporation, trust, unincorporated association and any unit, department or agency of government.

            "Plan" shall mean each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan established or maintained, or to which contributions have been made, by Borrower or any Subsidiary or any trade or business which together with Borrower or any Subsidiary would be treated as a single employer under Section 4001 of ERISA.

            "Pledge Agreement" shall mean the Pledge Agreement between Borrower and M&I, in substantially the form of EXHIBIT C attached to this Loan Agreement

            "Prime Rate" shall mean the rate of interest adopted by M&I from time to time as its base rate for interest determinations.

            "Prime Rate Loan" shall mean a Revolving Credit Loan bearing interest at a rate determined by reference to the Prime Rate.

            "Purchase Money Liens" shall mean Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by Borrower or any Subsidiary in the ordinary course of business, provided that such Liens do not extend to or cover assets or properties other than those purchased in connection with the purchase in which such Indebtedness was incurred and that the obligation secured by any such Lien so created shall not exceed one hundred percent (100%) of the cost of the property covered thereby.

            "Quarterly Statement" shall mean the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

            "Revolving Credit Commitment" shall mean the commitment of M&I to make Revolving Credit Loans to Borrower up to a maximum principal amount outstanding from time to time, (a) during the period from the Closing Date through the first anniversary thereof, equal to Thirty Million Dollars ($30,000,000) minus the undrawn face amount of outstanding Letters of Credit,
(b) during the period following the first anniversary of the Closing date through the second anniversary thereof, equal to Twenty-Five Million Dollars ($25,000,000) minus the

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

undrawn face amount of outstanding Letters of Credit, and (c) during the period from the second anniversary of the Closing Date through the Revolving Credit Termination Date, equal to Fifteen Million Dollars ($15,000,000) minus the undrawn face amount of outstanding Letters of Credit.

            "Revolving Credit Loans" shall mean the loans made from time to time to Borrower by M&I pursuant to Section 1.1 of this Loan Agreement.

            "Revolving Credit Note" shall mean a promissory note from Borrower to M&I evidencing the Revolving Credit Loans and in substantially the form of EXHIBIT D attached to this Loan Agreement, as such note may be extended, renewed or refinanced from time to time.

            "Revolving Credit Termination Date" shall mean the earlier of: (a) the third anniversary of the Closing Date; and (b) the date that the Revolving Credit Commitment is terminated pursuant to Section 6.1 of this Loan Agreement.

            "SAP" shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary in effect from time to time, consistently applied.

            "Statutory Capital and Surplus" shall mean, with respect to any Insurance Subsidiary at any time, the capital and surplus of such Insurance Subsidiary at such time, as determined in accordance with SAP ("Liabilities, Surplus and Other Funds" statement, Page 3, Column 1, Line 38 of the Annual Statement) for a Subsidiary which is a life insurance company, Page 3, Column 1, Line 32 of the Annual Statement for a Subsidiary which is a property and casualty insurance company; and Page 3, Column 3, Line 26 of the Annual Statement for a Subsidiary which is a health insurance company, as such references may change from the 2001 annual statements.

            "Statutory Net Income" shall mean, with respect to any Insurance Subsidiary for any computation period, the net income earned by such Insurance Subsidiary during such period, as determined in accordance with SAP ("Summary of Operations" statement, Page 4, Column 1, Line 33 of the Annual Statement) for a Subsidiary which is a life insurance company; "Underwriting and Investment Exhibit--Statement of Income" statement, Page 4, Column 1, Line 19 for a Subsidiary which is a property and casualty insurance company; and "Statement of Revenue and Expenses: statement, Page 4, Column 2, Line 29 for a Subsidiary which is a health insurance company, as such references may change from the 2001 annual statements.

            "Subsidiary" shall mean any corporation, more than fifty percent (50%) of the outstanding stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the board of directors of such corporation, other than stock having such power only by reason of the happening of a contingency) shall at all time be owned by Borrower directly or through one or more Subsidiaries.

            "Swap Agreement" shall mean any agreement governing any transaction now existing or hereafter entered into between the Borrower and M&I or any of M&I's subsidiaries

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

or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

            "Tangible Net Worth" shall mean the Borrower's total consolidated shareholder's equity (including capital stock, paid-in-capital and retained earnings after deducting treasury stock, but excluding all unrealized gains or losses on the capital stock of American Medical Security Group, Inc.) MINUS the book amount of all assets treated as intangibles (including goodwill, deferred acquisition costs and unamortized financing costs), all as determined for the Borrower and its Subsidiaries on a consolidated basis as of the date of determination, without duplication, and in accordance with GAAP applied on a consistent basis.

     7.2 INTERPRETATION. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" as words of like import when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Loan Agreement, it shall be done in accordance with GAAP or SAP, as applicable, except where such principles are inconsistent with the specific provisions of this Loan Agreement.

                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 EXPENSES AND ATTORNEYS' FEES. Borrower shall pay all reasonable fees and expenses incurred by M&I and any loan participants, including the reasonable fees of counsel, in connection with the preparation, issuance, maintenance and amendment of this Loan Agreement, the Revolving Credit Note and the Collateral Documents and the consummation of the transactions contemplated by this Loan Agreement, and the administration, protection and enforcement of M&I's rights under this Loan Agreement, the Revolving Credit Note and the Collateral Documents, or with respect to the Collateral, including without limitation the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving Borrower, both before and after judgment. Borrower further agrees to pay on demand all internal audit fees and accountants' fees incurred by M&I in connection with the maintenance (limited to $2,000 per year prior to a Default or an Event of Default) and enforcement of this Loan Agreement, the Revolving Credit Note, the Collateral Documents or any other collateral security.

     8.2 ASSIGNABILITY; SUCCESSORS. Borrower's rights and liabilities under this Loan Agreement are not assignable or delegable, in whole or in part, without the prior written consent of M&I. The provisions of this Loan Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties.

     8.3 SURVIVAL. All agreements, representations and warranties made in this Loan Agreement or in any document delivered pursuant to this Loan Agreement shall survive the execution and delivery of this Loan Agreement, the issuance of the Revolving Credit Note and the delivery of any such document.

     8.4 GOVERNING LAW. This Loan Agreement, the Revolving Credit Note, the Collateral Documents and the other instruments, agreements and documents issued pursuant to this Loan Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Wisconsin applicable to agreements made and wholly performed within such state.

     8.5 COUNTERPARTS; HEADINGS. This Loan Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The table of contents and article and section headings in this Loan Agreement are inserted for convenience of reference only and shall not constitute a part of this Loan Agreement.

     8.6 ENTIRE AGREEMENT. This Loan Agreement, the Revolving Credit Note, the Collateral Documents and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Loan Agreement. This Loan Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

     8.7 NOTICES. All communications or notices required or permitted by this Loan Agreement shall be in writing and shall be deemed to have been given: (a) upon delivery if hand delivered; or (b) two (2) Business Days following deposit in the United States mail, postage prepaid, or with a nationally recognized overnight commercial carrier, airbill prepaid; or (c) upon transmission if by facsimile, and each such communication or notice shall be addressed as follows, unless and until any party notifies the other in accordance with this Section
8.7 of a change of address:

            If to Borrower:               Cobalt Corporation
                                          401 West Michigan Avenue
                                          Milwaukee, WI  53203
                                          Attention:  Gail Hanson
                                          Fax No.:  (414) 226-6229

            If to M&I:                    M&I Marshall & Ilsley Bank
                                          770 North Water Street
                                          Milwaukee, WI 53202
                                          Attention:  Thomas F. Bickelhaupt
                                          Fax No.:  (414) 765-7625

                                          with a copy to:

                                          Quarles & Brady LLP
                                          411 East Wisconsin Avenue
                                          Milwaukee, Wisconsin 53202

                                          Attention:  Ann M. Murphy
                                          Fax No.:  (414) 271-3552

     8.8 AMENDMENT. No amendment of this Loan Agreement shall be effective unless in writing and signed by Borrower and M&I.

     8.9 TAXES. If any transfer or documentary taxes, assessments or charges levied by any governmental authority shall be payable by reason of the execution, delivery or recording of this Loan Agreement, the Revolving Credit Note, the Collateral Documents or any other document or instrument issued or delivered pursuant to this Loan Agreement, Borrower shall pay all such taxes, assessments and charges, including interest and penalties (except to the extent such interest or penalty is due to M&I's negligence), and hereby indemnifies M&I against any liability therefor.

     8.10 SEVERABILITY. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement in such jurisdiction or affecting the validity or enforceability of any provision in any other jurisdiction.

     8.11 INDEMNIFICATION. Borrower hereby indemnifies, agrees to defend and holds M&I harmless from and against all loss, liability, damage and expense, including reasonable costs associated with administrative and judicial proceedings and reasonable attorneys' fees, suffered or incurred by M&I on account of: (i) Borrower's or any Subsidiary's failure to comply with any Environmental Law, or any order of any regulatory or administrative authority with respect thereto; (ii) any release of petroleum products or hazardous materials or substances on, upon or into real property owned, operated or controlled by Borrower or any Subsidiary; and (iii) any and all damage to natural resources or real property or harm or injury to Persons resulting or alleged to have resulted from any failure to comply or any release of petroleum products or hazardous materials or substances as described in clauses (i) and
(ii) above. All indemnities set forth in this Loan Agreement shall survive the execution and delivery of this Loan Agreement and the Revolving Credit Note and the making and repayment of the Revolving Credit Loans.

     8.12 PARTICIPATION. The M&I may, at any time and from time to time, grant to any bank or banks a participation in any part of the Revolving Credit Loans. All of the representations, warranties and covenants of Borrower in this Loan Agreement are also made to any participant with the same force and effect as if expressly so made.

     8.13 INCONSISTENT PROVISIONS. The provisions of the Collateral Documents, Revolving Credit Note and this Loan Agreement are not intended to supersede the provisions of each other or this Loan Agreement, but shall be construed as supplemental to this Loan Agreement and to each other. In the event of any inconsistency between the provisions of the Collateral Documents, the Revolving Credit Note and this Loan Agreement, it is intended that the provisions of this Loan Agreement shall control.

     8.14 WAIVER OF RIGHT TO JURY TRIAL. M&I AND BORROWER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE

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UNDER THIS LOAN AGREEMENT AND THE COLLATERAL DOCUMENTS OR WITH RESPECT TO THE
TRANSACTION CONTEMPLATED HEREBY AND THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND, THEREFORE, THE PARTIES AGREE THAT ANY LAWSUIT ARISING OUT OF ANY SUCH CONTROVERSY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     8.15 TIME OF ESSENCE. TIME IS OF THE ESSENCE FOR THE PERFORMANCE BY BORROWER OF THE OBLIGATIONS SET FORTH IN THIS LOAN AGREEMENT AND THE COLLATERAL DOCUMENTS.

     8.16 SUBMISSION TO JURISDICTION; SERVICE OF PROCESS. AS A MATERIAL INDUCEMENT TO M&I TO ENTER INTO THIS LOAN AGREEMENT:

                 (a) THE BORROWER AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER COLLATERAL DOCUMENTS MAY BE BROUGHT ONLY IN COURTS OF THE STATE OF WISCONSIN LOCATED IN MILWAUKEE COUNTY OR THE FEDERAL COURT FOR THE EASTERN DISTRICT OF WISCONSIN AND THE BORROWER CONSENTS TO THE JURISDICTION OF SUCH COURTS. THE BORROWER WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT AND ANY RIGHT IT MAY HAVE NOW OR HEREAFTER HAVE TO CLAIM THAT ANY SUCH ACTION OR PROCEEDING IS IN AN INCONVENIENT COURT; and

                 (b) The Borrower consents to the service of process in any such action or proceeding by certified mail sent to the address specified in Section 8.7.

                 (c) Nothing contained herein shall affect the right of M&I to serve process in any other manner permitted by law or to commence an action or proceeding in any other jurisdiction.

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

            IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the day and year first above written.

                                    COBALT CORPORATION


                                    By: /s/ Thomas R. Hefty
                                       -----------------------
                                      Its: Chairman & CEO
                                          --------------------

                                    By: /s/ Gail L. Hanson
                                       -----------------------
                                      Its: Sr VP & Treasurer
                                          --------------------


                                    M&I MARSHALL & ILSLEY BANK


                                    By: /s/ Thomas F. Bickelhaup
                                       -------------------------
                                      Its: Vice President
                                          --------------------


                                    By: /s/ Ann M. Benschoter
                                       -----------------------
                                      Its: S.V.P.
                                          --------------------

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